Exhibit 10.7
ADC TELECOMMUNICATIONS, INC.
2010 EXECUTIVE MANAGEMENT INCENTIVE PLAN
Section 1. Establishment; Purpose
     (a) Establishment. On October 21, 2008, the Compensation Committee of the Board of Directors of ADC Telecommunications, Inc., a Minnesota corporation (the “Company”), approved an incentive plan for executive officers as described herein, which plan shall be known as the “ADC Telecommunications, Inc. Executive Management Incentive Plan” (the “Plan”). This Plan is established pursuant to the terms of the ADC Telecommunications, Inc. 2008 Global Stock Incentive Plan, which was approved by shareowners of the Company on March 6, 2008. Any awards granted under this Plan and the material terms of the Plan shall be consistent with the terms and conditions of the 2008 Global Stock Incentive Plan.
     (b) Purpose. The purpose of the Plan is to provide a direct financial incentive for executive officers of the Company to make a significant contribution to the annual strategic and financial goals of the Company.
Section 2. Administration
     (a) Composition of the Committee. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee administering the Plan shall be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.
     (b) Power and Authority of the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan (including but not limited to the requirements of Section 2(c) of the Plan) and applicable law, to (i) establish, amend, suspend, terminate or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret and administer the Plan or any Annual Cash Bonus Award (as defined below in Section 3(b)) made under the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or Annual Cash Bonus Award made under the Plan (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants (as defined in Section 3(a) below) and their legal representatives and beneficiaries. For purposes of the Plan, the term “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and any entity in which the Company has a significant equity interest, in each case as determined by the Committee in its sole discretion.
     (c) Qualified Performance-Based Compensation. From time to time, the Committee may designate an Annual Cash Bonus Award as an award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Notwithstanding any other provision of the Plan to the contrary, the following additional requirements shall apply to all Annual Cash Bonus Awards made to any Participant under the Plan:
     (i) The right to receive an Annual Cash Bonus Award shall be determined solely on account of the attainment of one or more pre-established, objective performance goals selected by the Committee in connection with the grant of the Annual Cash Bonus Award. Such performance goals may apply to the Participant individually, an identifiable business unit of the Company, the Company as a whole, or any combination thereof. The performance goals shall be based solely on one or more of the following business criteria: revenue or revenue growth; new product revenue; earnings (before or after taxes, interest, depreciation and/or amortization); operating income or gross margin performance; market share; economic value added; improvement in economic value added; cash flow (including free cash flow, net cash flow, operating cash flow or any combination thereof); operating and fixed factory expense levels; working capital; stock price performance; earnings per share (basic or diluted); total shareholder return and profitability as measured by any one or more of the following ratios: return on revenue, return on assets or return on equity; and cumulative total return to shareholders (whether compared to pre-selected peer groups or not). The foregoing shall constitute the sole business criteria upon which the performance goals under this Plan shall be based.
     (ii) The maximum bonus which may be paid to any Participant pursuant to any Annual Cash Bonus Award with respect to any fiscal year shall not exceed the lesser of 300% of a Participant’s base salary for that fiscal year or $4,000,000.
     (iii) For an Annual Cash Bonus Award, the Committee shall, not later than 90 days after the beginning of each fiscal year:
(A)	designate all Participants for such fiscal year; and

(B)	establish the objective performance factors for each Participant for that fiscal year on the basis of one or more of the business criteria set forth herein.
     (iv) Following the close of each fiscal year and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that fiscal year are to be based.
     (v) Each of the foregoing provisions, and all of the other terms and conditions of the Plan as it applies to any Annual Cash Bonus Award, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.
Section 3. Eligibility and Participation
     (a) Eligibility. The Plan is maintained by the Company for its executive officers. In order to be eligible to participate in the Plan, an executive officer of the Company or any of its

Affiliates must be selected by the Committee (if selected, that executive officer is referred to herein as a “Participant”). In determining the executive officers who will participate in the Plan, the Committee may take into account the nature of the services rendered by those executive officers, their present and potential contributions to the success of the Company and other factors as the Committee, in its sole discretion, deems relevant. A director of the Company or of an Affiliate who is not also an employee of the Company or an Affiliate, and all members of the Committee, shall not be eligible to participate in the Plan.
     (b) Participation. The Committee shall determine the employees eligible to be granted an annual cash bonus award (an “Annual Cash Bonus Award”), the amount or range (subject to the limits set forth in the Plan) of the potential bonus to be paid pursuant to each Annual Cash Bonus Award, the time or times when Annual Cash Bonus Awards will be made, and all other terms and conditions of each Annual Cash Bonus Award. The provisions of the Annual Cash Bonus Awards need not be the same with respect to different Participants. The Committee’s decision to approve an Annual Cash Bonus Award to an executive officer in any year shall not require the Committee to approve a similar Annual Cash Bonus Award or any Annual Cash Bonus Award at all to that executive officer or any other executive officer or person at any future date. The Company and the Committee shall not have any obligation for uniformity of treatment of any person, including, but not limited to, Participants and their legal representatives and beneficiaries and employees of the Company or of any Affiliate of the Company.
     (c) Employment. In the absence of any specific agreement to the contrary, no Annual Cash Bonus Award to a Participant under the Plan shall affect any right of the Company, or of any Affiliate of the Company, to terminate, with or without cause, the Participant’s employment with the Company or any Affiliate at any time. Neither the establishment of the Plan, nor the granting of any Annual Cash Bonus Award hereunder, shall give any Participant (i) any rights to remain employed by the Company or any Affiliate; (ii) any benefits not specifically provided for herein or in any Annual Cash Bonus Award granted hereunder; or (iii) any rights to prevent the Company or any Affiliate from modifying, amending or terminating any of its other benefit plans of any nature whatsoever.
Section 4. Payment of Annual Cash Bonus Awards
     (a) General. Annual Cash Bonus Awards may be granted singly or in combination, or in addition to, in tandem with or in substitution for any grants or rights under any other employee or compensation plan of the Company or of any Affiliate. All or part of an Annual Cash Bonus Award may be subject to conditions and forfeiture provisions established by the Committee, which may include, but are not limited to, continuous service with the Company or an Affiliate.
     (b) Payment of Annual Cash Bonus Awards. Payment of any bonuses pursuant to Annual Cash Bonus Awards shall be made solely in cash and may be made, subject to any deferred compensation election which may be permitted pursuant to any plan maintained by the Company, at such times, with such restrictions and conditions as the Committee, in its sole discretion, may determine at the time of grant of the Annual Cash Bonus Awards.(c) Discretionary Reduction. The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any cash payment otherwise payable to any Participant under this Plan.
Section 5. Termination of Employment
     (a) Termination of Employment. If employment with ADC is terminated for any reason other than death and if the Employment Termination Date occurs prior to the end of the fiscal year, a Participant will not receive an Annual Cash Bonus Award under the Plan. For purposes of this Plan, the “Employment Termination Date” is the date that the Participant ceases to be an employee of the Company (as determined by the Committee). In the case of termination of employment by the Company, the Employment Termination Date shall be determined without regard to whether such termination is with or without cause or with or without reasonable notice.
     (b) Death. If a Participant dies during the fiscal year, a pro-rated payment of the Annual Cash Bonus Award otherwise payable for the full fiscal year will be made to the Participant’s estate. The payment will be based upon the time the Participant served as an executive officer during the fiscal year.
Section 6. Nontransferability
     An Annual Cash Bonus Award is only transferable in accordance with the 2008 Global Stock Incentive Plan.
Section 7. Taxes
     In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require a Participant to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.
Section 8. Amendment and Termination
     (a) Term of Plan. Unless the Plan shall have been discontinued or terminated as provided in Section 8(b) hereof, no Annual Cash Bonus Awards shall be granted under the Plan after March 5, 2018. No Annual Cash Bonus Awards may be granted after such termination, but termination of the Plan shall not alter or impair any rights or obligations under any Annual Cash Bonus Award theretofore granted (including the payment of such Annual Cash Bonus Award within the time period permitted by the Code, as the same may be amended from time to time), without the consent of the Participant or holder or beneficiary thereof.
     (b) Amendments to and Termination of Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that notwithstanding any other provision of the Plan, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval would cause any compensation paid pursuant to any Annual Cash Bonus Award granted pursuant to the Plan to no longer qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.
     (c) Correction of Defects, Omissions and Inconsistencies. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Annual Cash Bonus Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 9. Miscellaneous
     (a) Governing Law. The Plan and all of the Participants’ rights thereunder shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Minnesota.
     (b) Severability. If any provision of the Plan, or any Annual Cash Bonus Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan, or any Annual Cash Bonus Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, and the Annual Cash Bonus Award such provision shall be stricken as to such jurisdiction, and the remainder of the Plan, and any such Annual Cash Bonus Award shall remain in full force and effect.
     (c) No Trust or Fund Created. Neither the Plan nor any obligations to pay an Annual Cash Bonus Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Annual Cash Bonus Award, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Affiliate.
     (d) Nature of Payments. Any and all cash payments pursuant to any Annual Cash Bonus Award granted hereunder shall constitute special incentive payments to the Participant, and such payments shall not be taken into account in computing the amount of the Participant’s salary or compensation for purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, profit sharing, bonus, life insurance or other employee benefit plan of the Company or any Affiliate or (ii) any agreement between the Company (or any Affiliate) and the Participant, except to the extent that such plan or agreement expressly provides to the contrary.

5